Exhibit 99.1

NEWS RELEASE	C2006-5

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – April 25, 2006

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

KANSAS CITY, MO (April 25, 2006) – Excluding certain items that management believes are appropriate to provide a better basis for evaluating underlying business unit performance, consolidated net income for DST Systems, Inc. (NYSE: DST) was $51.2 million ($0.69 per diluted share) for the first quarter 2006 compared to $48.3 million ($0.60 per diluted share) for the first quarter 2005. GAAP net income for the first quarter 2006 was $81.7 million ($1.11 per diluted share) compared to first quarter 2005 GAAP net income of $49.2 million ($0.61 per diluted share).

Items of significance from the first quarter 2006, excluding the effect of certain items described in the section entitled “Non-GAAP Adjustments”, were as follows:

•      Excluding the impact of businesses sold or merged (DST Innovis and DST Interactive (the “Innovis Entities”), EquiServe and lock\line) and a business acquired (DST Health Solutions), consolidated operating revenues increased $24.6 million or 7.3% compared to first quarter 2005, primarily from higher mutual fund shareowner accounts serviced, higher AWD license fee revenues and higher Output Solutions volumes.

•      Consolidated income from operations decreased $5.3 million or 6.9% compared to first quarter 2005. Lower contributions were recorded from the Output Solutions Segment due to higher operating costs during the first quarter 2006 and no contributions were recorded from the Innovis Entities, EquiServe or lock\line due to the sale of these businesses on July 1, 2005, June 17, 2005 and January 1, 2006, respectively. These decreases in operating income were offset by improved performance in the Financial Services Segment resulting from lower operating costs and increased contributions from mutual fund shareowner processing, AWD and DST International.

•      Operating income at Output Solutions decreased $5.9 million or 49.6% from first quarter 2005. The first quarter results at DST Output reflected the impact of new contracts with certain large existing telecommunications customers who bill on a daily cycle basis. The nature of these contracts are long term relationships with lower unit pricing anticipating the impact of Output’s investments in new high speed color printing capability and re-engineered proprietary inserting and mailing technology. The pricing of the contracts has become effective; however the new technologies are being phased in over the next twelve to eighteen months. In connection with the implementations of the new printing and inserting technology, Output has begun purchasing new printing equipment which will displace equipment previously leased. This shift to owned equipment negatively impacts short term profitability as the Company uses accelerated depreciation for GAAP purposes. In addition, a significant client has indicated that it plans to internalize its print/mail operations as a result of its merger with a company with in-house capabilities. While the timing is uncertain, this will impact future period revenue and income later in 2006 or in 2007. The Company anticipates the full implementation of the new printing and inserting technologies will enhance its competitive position and positively impact earnings in 2007 and beyond.

•      Consolidated operating margin for DST during the first quarter of 2006 was 18.7% compared to 17.6% for the first quarter of 2005.

•      The Company’s effective income tax rate was 35.4% during the first quarter 2006, compared to 35.1% for the first quarter 2005.

Capital structure highlights during the first quarter 2006 were as follows:

•      During the first quarter 2006, the Company sold approximately 1.5 million shares of State Street Corporation which represented our highest tax basis shares which were received from the taxable sale of our portfolio accounting system business to State Street in 2001. Sales of State Street shares resulted in gains on sales of securities during the quarter of $15.9 million and net cash proceeds of $89.9 million. The Company continues to hold 11.3 million shares of State Street and has no current intention to further reduce its holdings. Also, as a result of the merger of lock\line into Asurion Corporation (“Asurion”), stock option exercises from lock\line employees whose options were expiring were significant in the quarter generating $25.5 million from exercise proceeds and the income tax benefit of the exercises. Cash proceeds from the State Street stock sale, stock option exercise activity and operating cash flows were used during the quarter to repurchase approximately 2.5 million shares of DST common stock for $144.5 million or $57.29 per share. At March 31, 2006, 2.8 million shares remained under the existing share repurchase authorization.

•      The Company had approximately 69.6 million shares outstanding at March 31, 2006, a decrease of 2.1 million shares or 2.9% from December 31, 2005.

•      Diluted shares outstanding for the first quarter 2006 were 73.4 million shares, a decrease of 1.2 million shares or 1.6% from the fourth quarter 2005. The dilutive effects of the convertible debentures, outstanding stock options and restricted stock were approximately 2.6 million shares, 1.9 million shares and 1.0 million shares, respectively.

•      Total stock options and restricted stock (“equity units”) outstanding at March 31, 2006 were 12.5 million, a decrease of 800,000 equity units or 6.0% from December 31, 2005.

•      As previously reported, holders of DST’s $840 million senior convertible debentures were eligible to convert these bonds during the three months ended March 31, 2006 as a result of DST’s common stock trading above 120% of the applicable conversion price ($49.08) for at least 20 trading days during the period of 30 consecutive trading days ended December 30, 2005. Because 100% of the outstanding debentures could have been converted during the three months ended March 31, 2006, in accordance with GAAP DST amortized the remaining net book value of its debenture issuance costs, in the amount of $12.7 million, during the three months ended March 31, 2006. This non-cash charge has been included in interest expense. The right to convert these bonds is not effective for the second quarter

2006 due to the conversion feature hurdle not being met at the end of the first quarter 2006. Conversion rights for subsequent quarters will be a function of future DST stock prices.

Mutual fund shareowner activity highlights during the first quarter 2006 were as follows:

•      U.S. mutual fund open shareowner accounts processed totaled 103.5 million at March 31, 2006, an increase of 1.3 million or 1.3% from the 102.2 million serviced at December 31, 2005.

•      During the first quarter of 2006, the Company received new or increased mutual fund client commitments for approximately 7.8 million new shareholder accounts, based on current account levels. The conversions are expected to occur in the second quarter of 2007. These accounts were previously included in the “prospective client” number of 22 million accounts reported in connection with fourth quarter 2005 earnings. During the first quarter 2006, another prospect with approximately 2 million accounts informed the Company of its intention to sign with a competitor. In the future, DST will report new client contracts, but will no longer provide data on prospective clients.

A discussion of the lock\line merger with Asurion and intangible assets amortization follows:

•      lock\line merger with Asurion

On January 1, 2006, the Company completed the transaction to merge its DST lock\line, Inc. subsidiary (“lock\line”) with a wholly-owned subsidiary of Asurion. The merger was structured as a tax free reorganization, and resulted in the Company having a 37.4% ownership interest in Asurion. The Company received no cash for its contribution of the lock\line business. Effective January 1, 2006, the Company began recording 37.4% of Asurion’s net income as equity in earnings of unconsolidated affiliates.

For financial accounting purposes, the Company has treated the merger as both a sale of lock\line and a corresponding purchase of a 37.4% interest in Asurion. The accounting treatment of the sale portion of the transaction resulted in a net pre-tax gain of $52.8 million, after reduction for a required gain deferral of $31.6 million that results from the Company’s 37.4% ownership in the merged entity. The $52.8 million gain has been included in gains on sale of businesses in DST’s consolidated statement of income during the first quarter 2006. Approximately $12.5 million of the deferred gain will be amortized primarily over a 15 year life, while the residual will be deferred indefinitely. For financial accounting purposes, the purchase price of the acquired interest in Asurion exceeded DST’s pro-rata portion of Asurion’s stockholders’ equity by $174.8 million. As a result, DST has performed a preliminary allocation of the excess purchase price and has currently allocated approximately $44.6 million to certain identifiable intangibles (net of deferred taxes) that will be amortized primarily over a 15 year life. The remaining excess purchase price has been allocated to goodwill and will not be subject to amortization, but rather on-going impairment tests. DST estimates that for 2006, the deferred gain amortization will increase equity in earnings of Asurion by approximately $1.0 million while the amortization of identifiable intangibles will reduce equity in earnings of Asurion by approximately $3.8 million.

Asurion accounted for the merger as a purchase of lock\line. The purchase price exceeded the net tangible assets of lock\line by approximately $260 million, of which Asurion has preliminarily allocated approximately $100 million to certain identifiable intangibles that will be amortized primarily over a 15 year life. The residual has been allocated to goodwill and will not be subject to amortization, but rather on-going impairment tests. DST estimates that the 2006 after-tax impact of Asurion amortizing the identifiable intangibles will be approximately $4.8 million, of which DST’s 37.4% pro-rata portion would result in a $1.8 million reduction in equity in earnings of Asurion due to the amortization.

The calculation of DST’s equity in earnings of Asurion for the quarter ended March 31, 2006 is as follows:

(000’s)
Asurion net income before amortization of identified intangibles	$24,063

Identified intangible amortization, after tax	(1,198)

Asurion net income (unaudited)	22,865

DST’s ownership percentage	37.4%

DST’s pro-rata share of Asurion’s earnings	8,552

Amortization of DST’s deferred gain	245

Amortization of identified intangibles	(953)

DST’s equity in Asurion’s earnings	$7,844

For diluted earnings per share purposes, DST’s equity in earnings of Asurion is calculated using a 35.5% pro-rata share based on Asurion’s fully diluted shares outstanding.

•      Intangible asset amortization

The combined amortization of intangibles affecting DST’s equity in earnings of Asurion for the first quarter 2006 was $1.4 million. DST also recorded $1.5 million of intangible asset amortization during first quarter 2006 related to the acquisition of DST Health Solutions on April 29, 2005.

Non-GAAP Adjustments

Reported results for the quarters ended March 31, 2006 and 2005 include certain items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended March 31, 2006:

•      Net gain of $52.8 million resulting from the lock\line merger with Asurion on January 1, 2006, which is included in gains on the sale of businesses.

•      Interest expense of $12.7 million resulting from the acceleration of the remaining convertible debenture debt issuance costs, as discussed above in the capital structure highlights section.

•      Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\line merger with Asurion, in the amount of $1.7 million, included in Financial Services costs and expenses.

•      Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses.

•      Other net gains in the amount of $16.1 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net.

•      Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, related to the estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses.

•      The income tax effect of the above adjustments resulted in additional income tax expense of $23.6 million.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended March 31, 2005:

•      Net gains of $1.4 million, associated with securities transactions, which are included in other income, net.

•      The income tax effect of the above adjustments resulted in additional income tax expense of $500,000.

A reconciliation of GAAP financial results to financial results excluding the items described above is included in the financial schedules.

Detailed Review of Financial Results

The following discussion of financial results excludes the items described in the section entitled “Non-GAAP Adjustments”.

Segment Results and Other

Financial Services Segment

Operating revenues (excluding out-of-pocket reimbursements (“OOP”)) for the Financial Services segment for the first quarter 2006, excluding operating revenues from DST Health Solutions in the first quarter 2006 and operating revenues from Equiserve and lock\line (including related wireless handset underwriting revenues) in the first quarter 2005, increased $19.7 million or 10.3% compared to the first quarter 2005. U.S. Financial Services segment operating revenues in the first quarter 2006 increased $15.2 million or 9.2% over the prior year quarter, and International Financial Services segment operating revenues increased by $4.5 million or 17.3% from the prior year quarter. The increase in operating revenues was primarily the result of increased U.S. mutual fund shareowner accounting services revenues from higher accounts serviced, increased AWD license fee revenues and increased DST International revenues from higher professional services fees. International Financial Services operating revenues include approximately $2.0 million of software license revenues in the first quarter 2006, essentially the same as first quarter 2005.

U.S. mutual fund open shareowner accounts processed totaled 103.5 million at March 31, 2006, a net increase of 1.3 million or 1.3% since December 31, 2005. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 40.0 million at March 31, 2006, an increase of 1.0 million or 2.6% from the 39.0 million serviced at December 31, 2005. For the period April 1-17, 2006, open shareowner accounts increased approximately 400,000, of which approximately 300,000 were tax-advantaged retirement and educational savings accounts.

Financial Services segment income from operations for the first quarter 2006, increased $9.2 million or 17.2% from the prior year quarter to $62.8 million, primarily from increased revenues as previously mentioned and certain operating cost improvements in financial services. Costs and expenses (including OOP costs) during the first quarter 2006 decreased $68.3 million compared to the prior year quarter due to lower OOP costs associated with lower OOP revenues, cost containments and the absence of the EquiServe and lock\line businesses, which are partially offset by the inclusion of DST Health Solutions. Depreciation and amortization costs decreased $4.1 million or 17.5% in the first quarter 2006 compared to the prior year quarter. The decrease is attributable to lower depreciation of computer equipment and the absence of Fairway software amortization and EquiServe and lock\line costs, partially offset by the amortization of intangible assets of DST Health Solutions. Operating margin for the first quarter of 2006 was 25.8% compared to 19.2% for the first quarter 2005, for the reasons mentioned above.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for the first quarter 2006 were $135.8 million, an increase of $7.4 million or 5.8% as compared to first quarter 2005, principally from increased revenues for paper stock which was previously provided directly by the customer. International revenues increased from new client relationships in Canada and the U.K. Items mailed during first quarter 2006 were 505 million, an increase of 11.7% compared to first quarter 2005. Images produced during first quarter 2006 were 3.3 billion, an increase of 26.9% compared to first quarter 2005.

Output Solutions segment income from operations for the first quarter 2006 decreased $5.9 million or 49.6% compared to the prior year quarter. Costs and expenses (including OOP costs) increased $40.0 million or 15.3% from the first quarter 2005, reflecting the cost of paper stock previously provided directly by the customer and higher personnel, material and equipment costs associated with increased volumes and the implementation of new printing and inserting technologies. Depreciation and amortization increased $400,000 compared to first quarter 2005 from depreciation on new printing equipment. Operating margin for the first quarter 2006 was 4.4% compared to 9.3% for the first quarter 2005, for the reasons mentioned above.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $15.4 million for the quarter ended March 31, 2006, a decrease of $2.6 million from the prior year quarter due primarily to lower rent revenue resulting from the sale of an office building in third quarter 2005. Investments and Other segment income from operations for the first quarter 2006 decreased $1.0 million as compared to the prior year quarter primarily due to lower rental revenues.

Equity in earnings of unconsolidated affiliates

DST’s equity in earnings of unconsolidated affiliates during first quarter 2006 increased $8.2 million compared to first quarter 2005 primarily from the inclusion of Asurion on January 1, 2006 as discussed above. DST’s share of BFDS earnings for the first quarter 2006 increased $2.6 million due to increased mutual fund shareowner servicing revenues and improvements in operations. IFDS earnings for the first quarter 2006 decreased $2.8 million primarily due to deferred income tax benefits recorded in 2005. Shareowner accounts serviced by IFDS U.K. were 5.3 million at March 31, 2006, an increase of 100,000 or 1.9% compared to December 31, 2005 and were unchanged compared to March 31, 2005. Shareowner accounts serviced by IFDS Canada were 6.8 million at March 31, 2006, unchanged from December 31, 2005 and an increase of 600,000 or 9.7% from March 31, 2005. Increased earnings at Argus Health Systems were the result of a higher level of pharmacy claims processed from new client conversions and the initial processing of Medicare Part D claims.

Other income, net

Other income increased $2.1 million in the first quarter 2006 as compared to the first quarter 2005. The increase is primarily due to higher dividend income, principally from DST’s investment in Computershare stock which DST received as partial consideration for selling EquiServe on June 17, 2005.

Interest expense

Interest expense was $16.8 million for the quarter ended March 31, 2006, an increase of $200,000 from the prior year quarter. Higher average interest rates caused an approximate $1.1 million increase in interest expense during the quarter, but this was offset by approximately $900,000 of lower amortization of debenture issuance costs as a result of the acceleration event previously described.

Income taxes

The Company’s effective income tax rate was 35.4% during the first quarter 2006, compared to 35.1% for the first quarter 2005. Excluding the effects of discrete period items, the Company expects its recurring effective tax rate for 2006 to be 36.3%.

Accounting Standards

On September 30, 2005, the FASB issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement is expected to be issued later this year. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $1.08 and $0.56 for the three months ended March 31, 2006 and 2005, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is still evaluating the remaining aspects of this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST’s latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	For the Three Months ended March 31,
	2006	2005

Operating revenues	$382.7	$437.1
Out-of-pocket reimbursements	193.3	191.2
Total revenues	576.0	628.3

Costs and expenses	477.3	515.7
Depreciation and amortization	29.3	35.8

Income from operations	69.4	76.8

Interest expense	(29.5)	(16.6)
Other income, net	24.5	7.7
Gains on sale of businesses	52.8
Equity in earnings of unconsolidated affiliates	16.1	7.9

Income before income taxes	133.3	75.8
Income taxes	51.6	26.6

Net income	$81.7	$49.2

Average common shares outstanding	67.9	78.4
Average diluted shares outstanding	73.4	80.9

Basic earnings per share	$1.20	$0.63
Diluted earnings per share	$1.11	$0.61

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

ADJUSTED FOR NON-GAAP AMOUNTS

(In millions, except per share amounts)

(Unaudited)

	For the Three Months ended March 31,
	2006	2005

Operating revenues	$382.7	$437.1
Out-of-pocket reimbursements	193.3	191.2
Total revenues	576.0	628.3

Costs and expenses	475.2	515.7
Depreciation and amortization	29.3	35.8

Income from operations	71.5	76.8

Interest expense	(16.8)	(16.6)
Other income, net	8.4	6.3
Equity in earnings of unconsolidated affiliates	16.1	7.9

Income before income taxes	79.2	74.4
Income taxes	28.0	26.1

Net income	$51.2	$48.3

Average common shares outstanding	67.9	78.4
Average diluted shares outstanding	73.4	80.9

Basic earnings per share	$0.75	$0.62
Diluted earnings per share	$0.69	$0.60

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Three Months ended March 31, 2006

(In millions, except per share amounts)

(Unaudited)

	Financial	Output	Investments/	Consolidated
	Services	Solutions	Other	Total

Total revenues, as reported	$259.7	$313.2	$15.5	$576.0 *

Costs and expenses, as reported	177.9	301.9	9.9	477.3 *
Non-GAAP adjustments	(0.3)	(1.8)		(2.1)
Costs and expenses, as adjusted	177.6	300.1	9.9	475.2

Depreciation and amortization, as reported	19.3	7.1	2.9	29.3

Income from operations, as reported	62.5	4.2	2.7	69.4
Non-GAAP adjustments	0.3	1.8		2.1
Income from operations, as adjusted	$62.8	$6.0	$2.7	71.5

Interest expense, as reported				(29.5)
Non-GAAP adjustments				12.7
Interest expense, as adjusted				(16.8)

Other income, net, as reported				24.5
Non-GAAP adjustments				(16.1)
Other income, net, as adjusted				8.4

Gains on sale of businesses, as reported				52.8
Non-GAAP adjustments				(52.8)
Gains on sale of businesses, as adjusted

Equity in earnings of unconsolidated affiliates, as reported				16.1

Income before taxes, as reported				133.3
Non-GAAP adjustments				(54.1)
Income before taxes, as adjusted				79.2

Income taxes, as reported				51.6
Non-GAAP adjustments				(23.6)
Income taxes, as adjusted				28.0

Net income, as reported				81.7
Non-GAAP adjustments				(30.5)
Net income, as adjusted				$51.2

Diluted earnings per share, as reported				$1.11
Diluted earnings per share, as adjusted				$0.69

* Includes consolidation elimination adjustments of $12.4

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Three Months ended March 31, 2005

(In millions, except per share amounts)

(Unaudited)

	Financial	Output	Customer	Investments/	Consolidated
	Services	Solutions	Management	Other	Total

Total revenues, as reported	$322.9	$280.7	$59.5	$18.1	$628.3 *

Costs and expenses, as reported	245.9	262.1	50.4	10.2	515.7 *

Depreciation and amortization, as reported	23.4	6.7	1.5	4.2	35.8

Income from operations, as reported	$53.6	$11.9	$7.6	$3.7	$76.8

Interest expense, as reported					(16.6)

Other income, net, as reported					7.7
Non-GAAP adjustments					(1.4)
Other income, net, as adjusted					6.3

Equity in earnings of unconsolidated affiliates, as reported					7.9

Income before taxes, as reported					75.8
Non-GAAP adjustments					(1.4)
Income before taxes, as adjusted					74.4

Income taxes, as reported					26.6
Non-GAAP adjustments					(0.5)
Income taxes, as adjusted					26.1

Net income, as reported					49.2
Non-GAAP adjustments					(0.9)
Net income, as adjusted					$48.3

Diluted earnings per share, as reported					$0.61
Diluted earnings per share, as adjusted					$0.60

* Includes consolidation elimination adjustments of $52.9

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2006	2005

Financial Services
Operating	$243.4	$279.7
OOP reimbursements	16.3	43.2
	$259.7	$322.9

Output Solutions
Operating	$135.8	$128.4
OOP reimbursements	177.4	152.3
	$313.2	$280.7

Customer Management
Operating	$	$46.3
OOP reimbursements		13.2
	$	$59.5

Investments and Other
Operating	$15.4	$18.0
OOP reimbursements	0.1	0.1
	$15.5	$18.1

Eliminations
Operating	$(11.9)	$(35.3)
OOP reimbursements	(0.5)	(17.6)
	$(12.4)	$(52.9)

Total Revenues
Operating	$382.7	$437.1
OOP reimbursements	193.3	191.2
	$576.0	$628.3

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

	Three months ended
	March 31,
GAAP	2006	2005
Income from operations
Financial Services	$62.5	$53.6
Output Solutions	4.2	11.9
Customer Management		7.6
Investments and Other	2.7	3.7
	$69.4	$76.8

	Three months ended
	March 31,
ADJUSTED FOR NON-GAAP	2006	2005
Income from operations
Financial Services	$62.8	$53.6
Output Solutions	6.0	11.9
Customer Management		7.6
Investments and Other	2.7	3.7
	$71.5	$76.8

Note:  See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

STATEMENT OF EQUITY IN EARNINGS (LOSSES)

OF UNCONSOLIDATED AFFILIATES

(In millions)

(Unaudited)

	Three months ended
	March 31,
GAAP	2006	2005

Asurion	$7.8	$
BFDS	6.6	4.0
IFDS	1.4	4.2
Argus	1.0	0.2
Other	(0.7)	(0.5)
	$16.1	$7.9

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	March 31,	December 31,
Selected Balance Sheet Information	2006	2005

Cash	$99	$80
Total debt	1,409	1,405

	For the Quarter Ended March 31,
Selected Cash Flow Information	2006	2005

Capital expenditures
Operating segments	$43	$29
Investments and Other segment	1	5